                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF RESIGNATION UNDER SECTION 12(g) OF
                     THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                                               Commission File Number: 001-13654
                                                                       ---------

                       LIBERTY FINANCIAL COMPANIES, INC.
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                  600 ATLANTIC AVENUE, MASSACHUSETTS 02210-2214
          ------------------------------------------------------------
               (Address, including zip code, and telephone number,
                 including area code, of registrant `s principal
                                executive office)

                          COMMON STOCK, $.01 PAR VALUE
          ------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
          ------------------------------------------------------------
              (Title of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)        [X]        Rule 12h-3(b)(1)(ii)      [ ]
         Rule 12g-4(a)(1)(ii)       [ ]        Rule 12h-3(b)(2)(i)       [ ]
         Rule 12g-4(a)(2)(i)        [ ]        Rule 12h-3(b)(2)(ii)      [ ]
         Rule 12g-4(a)(2)(ii)       [ ]        Rule 15d-6                [ ]
         Rule 12h-3(b)(1)(i)        [X]

Approximate number of holders of record as of the certification or notice date:
   1
------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Liberty Financial Companies, Inc. has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    LIBERTY FINANCIAL COMPANIES, INC.



                                    By: DEXTER R. LEGG
                                        ----------------------------
                                    Name:  Dexter R. Legg
                                    Title: Vice President

Date:  December 13, 2001